EV Energy Partners Announces Finalization of Borrowing Base Redetermination and Third Amendment to Credit Facility

HOUSTON, Apr 15, 2009 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it has completed its semi-annual borrowing base redetermination process with the syndicate of lenders in its credit facility, resulting in its borrowing base being revised to $465 million. EVEP currently has $440 million outstanding under the credit facility and over $26 million of cash.

During the redetermination process, EVEP entered into the Third Amendment to its Amended and Restated Credit Agreement, which included adjustments to the commitment fee rate and to the interest rate margins applicable to loans made under the agreement to be more reflective of current market rates. The commitment fee rate is now 0.50% and the interest rate margin ranges from 2.25% to 3.00% for Eurodollar loans and from 1.25% to 2.00% for alternate base rate loans, depending on the borrowing base utilization percentage.

The next borrowing base redetermination is scheduled for October 2009.

EV Energy Partners, L.P., is a Houston-based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com